PRESS RELEASE
GEORGE RISK INDUSTRIES, INC.
SPECIAL CASH DIVIDEND

KIMBALL, NE - DECEMBER 6, 2012 - GEORGE RISK INDUSTRIES, INC., (OTCBB:RSKIA)

The Board of Directors of George Risk Industries, Inc. have announced that the Corporation will make a Special Cash Dividend payment to all persons who are listed as shareholders of its stock on the books as of December 16, 2012 in the amount of $.22 per share. This dividend will be paid on December 28, 2012.

George Risk Industries, Inc. is engaged in the design, manufacture and sales to distributors and OEM manufacturers of custom computer keyboards, push button switches, burglar alarm components, pool alarms, thermostats, E-Z Duct wire cover and hydro sensors. The company has representation in the United States, Canada, Asia and EMEA.

CONTACTS
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KEN R. RISK, PRESIDENT/CEO
308-235-4545
800-523-1227